Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS APPOINTMENTS MARK GENENDER

TO ITS BOARD

PROVO, Utah, April 28, 2011 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today announced the appointment of Mark Genender, an executive with extensive experience in finance, marketing and consumer-oriented businesses, as a member of the Board of Directors, to serve as a Class III director.

Mr. Genender fills the position left vacant after Pauline Hughes Francis’s resignation from the Board in October 2010.

“We are excited to welcome Mark Genender to our Board of Directors,” said Kristine F. Hughes, Nature’s Sunshine Chairman and a founder of the Company. “Mark brings significant, broad financial and operational experience to Nature’s Sunshine and the Board that I know will benefit the Company and its shareholders.  We look forward to his guidance and strategic thinking as a member of the Board.”

Mr. Genender is a Partner in the investment firm Red Mountain Capital Partners LLC, based in Los Angeles.  Prior to joining Red Mountain earlier this year, Mr. Genender was a Managing Director in the Retail and Consumer Group at the Carlyle Group.  Prior to Carlyle, Mr. Genender co-founded and was a Partner at Star Avenue Capital, a consumer growth equity vehicle which he formed in 2008.  From 1996 to 2008, Mr. Genender was a Managing Director at Fenway Partners, LLC both in New York and then in Los Angeles.  Previous to Fenway, Mr. Genender held senior sales and marketing positions with Nabisco Holdings Inc. and PepsiCo Inc., and served as a Financial Analyst in the M&A department with Goldman, Sachs & Co. in London and New York.  Mr. Genender received his A.B. from Princeton University, and his M.B.A from INSEAD in France.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional, herbal, weight management, energy, and other complimentary products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today.  The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84605-9005

(801) 342-4370